Exhibit 5.1

Campbell Mithun Tower

222 South Ninth Street, Suite 2000

Minneapolis, MN 55402-3338

Tel 612.607.7000 Fax 612.607.7100

www.foxrothschild.com

May 15, 2018

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of the resale, from time to time, of an aggregate of 11,536,773 shares of common stock of the Company, par value $0.000001 per share (the “Common Stock”), by the selling stockholders listed therein under “Selling Stockholders” pursuant to a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 15, 2018. The 11,536,773 shares of Common Stock registered under the Registration Statement are collectively referred to herein as the “Shares”.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP